FOR IMMEDIATE RELEASE:

Westbury Bancorp, Inc. Announces Intention to Voluntarily Delist from NASDAQ and Deregister its Common Stock

West Bend, Wisconsin, September 26, 2017 (GlobeNewswire) - Westbury Bancorp, Inc. (the "Company") (NASDAQ: WBB), the holding company for Westbury Bank (the "Bank"), announced today its voluntary decision to delist its common stock from the NASDAQ Stock Market ("NASDAQ") and deregister its common stock with the Securities and Exchange Commission ("SEC").

The Company has notified NASDAQ of its intent to voluntarily delist and withdraw the registration of its common stock with the SEC. The Company intends to file a Form 25 (Notification of Removal from Listing) with the SEC on or about October 6, 2017. The Company expects the last day of trading of its shares of common stock on NASDAQ will be on or about October 13, 2017. Following the NASDAQ delisting, the Company expects its shares will be quoted on the OTCQX Market under the symbol "WBB" beginning on or about October 16, 2017.

On or about October 16, 2017, the Company also intends to file a Form 15 with the SEC to terminate registration under Section 12(g) of the Exchange Act. It is expected that the Section 12(g) deregistration will be effective on January 15, 2018. On or about January 15, 2018, the Company intends to file a second Form 15 to suspend the Company's duty to file reports under Section 15(d) of the Exchange Act. Upon the filing of this second Form 15, the Company's obligation to file reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be suspended immediately.

As a savings and loan holding company, the Company is eligible to deregister with the SEC because it has fewer than 1,200 stockholders of record. The decision of the Company’s board of directors to delist and deregister its common stock was based on numerous factors, including the significant cost savings of no longer filing periodic reports with the SEC plus reductions in accounting, audit, legal and other costs. The Company's financial statements will continue to be audited by an independent accounting firm and the Company intends to publish quarterly and annual financial information via press releases or by postings on the OTCQX website (www.otcmarkets.com/home) and the Bank's website (www.westburybankwi.com). The Bank will continue to report detailed quarterly financial results to its primary federal regulator, which are publicly available on the FDIC's website (www.fdic.gov).

Westbury Bancorp, Inc. is the holding company for Westbury Bank. Westbury Bank is an independent community bank serving communities in Washington, Waukesha, Dane and Outagamie Counties through its eight full service offices and two loan production offices providing deposit and loan services to individuals, professionals, and businesses throughout its markets.

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